SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 15, 2010

SMART KIDS GROUP, INC.
 (Exact name of registrant as specified in its charter)

Nevada	333-153294	05-0554762
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 N. Stephanie Street Bldg 2 Henderson, NV 89014
(Address of principal executive offices)

Registrant’s telephone number, including area code: (780) 222-6257

2005 Tree Fork Lane, Suite 109, Longwood, FL 32750 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

As previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2010, we entered into a License Agreement with 3D Future Vision, Inc., a Florida corporation (“3DFV”) on September 9, 2010. In consideration for the execution of the License Agreement and the license granted thereunder we agreed, among other things, to issue 3DFV approximately 90,000,000 shares of our common stock.

On December 15, 2010, the License Agreement with 3DFV was terminated by mutual agreement between the parties.  Shares were issued to 3DFV and returned and cancelled.  All obligations under the License Agreement have ceased.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 22, 2010, Joseph DeFrancesco resigned from all positions as an officer of our company and a member of our board of directors.  Also effective December 22, 2010, Michael Gibilisco resigned as a member of our board of directors. There was no known disagreement with Messrs. DeFrancesco and Gibilisco on any matter relating to our operations, policies or practices.

On December 22, 2010, our board of directors appointed Richard Shergold to serve as Chief Executive Officer.  He shall serve as our CEO until removed by our board of directors.

From 2003 until 2009, Mr. Shergold served as our CEO and Chairman.  From September 2009 to the present, he has served as our President, Chief Development Officer and Chairman. Since 2003, Mr. Shergold serves as the CEO and Director under Smart Kids International Holdings, the holding company for Smart Kids intellectual property.

Mr. Shergold and Lisa Yakiwchuk, our Chief Operating Officer, Secretary and Director, are cousins.

The information concerning the material direct or indirect interest in any transactions involving Mr. Shergold and our company is set forth in our Form 10-K filed with the Securities and Exchange Commission on October 14, 2010, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART KIDS GROUP, INC.

/s/ Richard Shergold
Richard Shergold
CEO and Director
Date: December 27, 2010